IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLORADO
Judge William J. Martínez

Civil Action No. 19-cv-0801-WJM-NRN

APEG ENERGY II, LP,

Plaintiff,

v.

DAVID VELTRI,

Defendant, and

U.S. ENERGY CORPORATION,

Nominal Defendant.

ORDER GRANTING INTERIM PRELIMINARY INJUNCTIVE RELIEF AND APPOINTING RYAN SMITH AS INTERIM CUSTODIAN

Plaintiff APEG Energy II, LP ("APEG"), sues David Veltri ("Veltri"), arguing that Veltri, without authorization, holds himself out to be and acts as president and CEO of U.S. Energy Corporation ("U.S. Energy"), a Wyoming corporation headquartered in Colorado. APEG moved for a temporary restraining order to enjoin Veltri (ECF No. 5), but the Court denied that specific relief. It instead construed the motion as one for a preliminary injunction and ordered Veltri to respond. (*See* ECF No. 22.)

On April 23, 2019, the Court issued an order describing why the Court believes APEG is likely to succeed on the merits, but questioning whether enjoining Veltri from acting as president and CEO would prevent or cause irreparable harm. (ECF No. 35.) The Court therefore called for further briefing. The Court received that briefing (ECF Nos. 36, 37), and then set APEG's motion for an evidentiary hearing on May 24, 2019

(ECF No. 38).

On May 14, 2019, APEG filed an Emergency Renewed Motion for Temporary Restraining Order ("Emergency Motion"). (ECF No. 39.) APEG argues that Veltri, along with an ally on U.S. Energy's board of directors, engineered a rearrangement of the board's audit committee, prompting a warning from the NASDAQ stock exchange (where U.S. Energy's stock trades) that the new audit committee does not meet NASDAQ guidelines, and that U.S. Energy had a May 23, 2019 deadline to rectify the situation or face de-listing of U.S. Energy's shares from the exchange. However, the board is deadlocked 2-2 on the task of re-rearranging the audit committee, with Veltri and his ally in one corner and the two directors that Veltri managed to dismiss from the audit committee in the other corner (these directors are allied with APEG). APEG requests that the Court enjoin Veltri from acting as CEO and that the Court further invoke a Wyoming corporation statute permitting the Court to appoint a "custodian" who can act as interim CEO—and who, by operation of U.S. Energy's bylaws regarding the role of CEO, would also become chairman of the board, meaning the board would have five members and so could avoid deadlock.

The Court ordered Veltri to respond to the Emergency Motion by 10:00 AM yesterday (ECF No. 40), which he did (ECF No. 41). Because Veltri has responded, APEG's Emergency Motion can no longer be deemed to be seeking a TRO. *See* Fed. R. Civ. P. 65(b). As with the original motion for a TRO, the Court will now construe the Emergency Motion as one for preliminary injunctive relief. The parties' briefs show that the material facts are not in dispute. For the reasons explained below, the Court grants the Emergency Motion under specified conditions.

I. BACKGROUND

A. The Governance Dispute

The Court incorporates Part I of its prior order (ECF No. 35) as if set forth herein, and presumes familiarity with that narrative.

B. The NASDAQ Dispute

On March 28, 2019, Veltri and his ally on the board of directors, John Hoffman, convened a no-notice telephonic board meeting consisting of themselves and Weldon Chitwood, who is allied with APEG. They did not include Javier Pico, the fourth director, who is also allied with APEG. Veltri or Hoffman moved to dismiss Chitwood and Pico from the audit committee, which, at that time, comprised Hoffman, Chitwood, and Pico. Chitwood did not object to the lack of notice (thus waiving that objection) and voted against the resolution, but Hoffman and Veltri voted in favor, so the motion carried.

On April 16, 2019, Veltri caused U.S. Energy to file a Form 8-K with the U.S. Securities & Exchange Commission announcing that Hoffman was now the audit committee's sole member. On May 9, 2019, NASDAQ sent a letter to Veltri stating that the reorganization of the audit committee puts U.S. Energy out of compliance with NASDAQ's requirement that audit committees be composed of three independent directors. NASDAQ imposed a May 23, 2019 deadline for U.S. Energy to propose a plan to regain compliance, or suffer possible de-listing of U.S. Energy's shares.

The audit committee now has only one member, but Veltri, Hoffman, Chitwood, and Pico are all still members of the board of directors, and they are deadlocked regarding how to move forward. Chitwood and Pico, in particular, have refused Veltri's proposal to appoint all four directors as audit committee members. Veltri, of course, does not want to reconstitute the audit committee as Hoffman, Chitwood, and Pico,

because then Chitwood and Pico would again control the committee. That committee intervened in a lawsuit that U.S. Energy brought against APEG in Texas, and the committee's position as intervenor is opposed to Veltri's interests. *See U.S. Energy Corp., et al., v. APEG Energy II, LP, et al.*, Civil Action No. H-19-754 (S.D. Tex.). If Chitwood and Pico again comprise the majority of the audit committee, they can continue to steer the committee's litigation strategy in Texas in a manner that Veltri perceives as detrimental.

II. LEGAL STANDARD

The Court incorporates Part II of its prior order (ECF No. 35) as if set forth herein, and presumes familiarity with the legal principles and conclusions set forth there.

III. ANALYSIS

A. Likelihood of Success

The Court incorporates Part III.A of its prior order (ECF No. 35) as if set forth herein, and presumes familiarity with the conclusion reached there that APEG is likely to succeed in demonstrating that Veltri was lawfully discharged as CEO by board vote in February 2019, so his actions since then are *ultra vires*.

B. Irreparable Harm

The irreparable harm alleged in the Emergency Motion is U.S. Energy's potential de-listing from NASDAQ if a plan to reconstitute a proper audit committee is not submitted by May 23, 2019. The Court is confident that de-listing would not be automatic as of that date, but Veltri does not dispute APEG's representation that the NASDAQ staff's actions to make de-listing of U.S. Energy a reality must be publicly disclosed. (ECF No. 39 ¶ 8.)

"What makes an injury 'irreparable' is the inadequacy of, and the difficulty of

calculating, a monetary remedy after a full trial." *Free the Nipple-Fort Collins v. City of Fort Collins*, 916 F.3d 792, 806 (10th Cir. 2019). Here, the damage to U.S. Energy (and, by extension, to APEG as one of its largest shareholders) from a publicly disclosed de-listing process would be difficult to calculate and likely inadequate even if it could be calculated. Accordingly, APEG has adequately stated an irreparable harm.

Further, the Court's previously-expressed concerns that enjoining Veltri from acting as president and CEO could cause as much harm as not (ECF No. 35, Part III.B) are ameliorated by the Wyoming corporate "custodian" statute, discussed below.

C. Balance of Harms

The harm to Veltri if he is enjoined is potentially a loss of salary as CEO, but the Court will account for that in the bond it will require from APEG. The Court finds that Veltri's potential loss of salary does not outweigh the potentially irreparable harms facing APEG should U.S. Energy be drawn into the NASDAQ de-listing process. APEG has therefore made a strong showing that the balance of harms tips in its favor.

D. Public Interest

The Court finds it in the public interest to remove Veltri as CEO, considering that he is representing himself to the public as U.S. Energy's lawful CEO when, in all likelihood, he is not.

E. Bond

Normally the Court must require a bond from APEG as a condition of preliminary injunctive relief. Fed. R. Civ. P. 65(c). The Court finds that a bond should *not* be excused in the present circumstances. For the time being, the Court finds that a $5,000 bond is sufficient for purposes of Rule 65. The Court plans to revisit this matter at the hearing on the original motion for preliminary injunction set for May 24, 2019.

F. "Custodian" Appointment Under Wyoming Law

The Wyoming Business Corporation Act states that

> [t]he district court may appoint one (1) or more persons to be custodians . . . of and for a corporation in a proceeding by a shareholder where it is established that * * * [t]he directors are deadlocked in the management of the corporate affairs, the shareholders are unable to break the deadlock, and irreparable injury to the corporation is threatened or being suffered[.]

Wyo. Stat. § 17-16-748(a)(i).

Here, the directors are deadlocked as to reconstituting the audit committee. Also, Veltri represents that, if he is removed as CEO, the directors would likely deadlock on the appointment of an interim or new CEO. (*See* ECF No. 37 at 1–2.) As for shareholders being unable to break the deadlock, it appears that a shareholder meeting to appoint a fifth director is either unrealistic or impossible to call. As for a threat of irreparable harm, the Court has already found as much.

Accordingly, the Court has power under this statute to appoint a custodian for U.S. Energy. In particular, the Court may appoint "a temporary custodian . . . with all the powers and duties the court directs . . . until a full hearing is held." Wyo. Stat. § 17-16-748(b)(i). And the Court may authorize the custodian to "exercise all of the powers of the corporation, through or in place of its board of directors, to the extent necessary to manage the business and affairs of the corporation." *Id.* § 17-16-748(d)(i).

APEG has again proposed Ryan Smith, U.S. Energy's CFO, to be appointed custodian and given power as interim CEO. The Court previously stated that it would not appoint an insider as custodian and the Court planned to use the May 24 evidentiary hearing to select a proper custodian, if appropriate. But the NASDAQ deadline is May 23, and the Court does not have time between now and then to conduct a proper

hearing to select a custodian. The Court also fears that a third-party custodian may not be able to get up to speed on such short notice on the various issues with which the corporation's top management will have to grapple in the next several days.

Accordingly, the Court finds, in these exigent circumstances, that Ryan Smith is the proper *temporary* custodian, with the charge to act as interim CEO. U.S. Energy's bylaws state that "[t]he Chief Executive Officer shall also serve as the Chairman of the Board of Directors, unless otherwise determined by the Board." (ECF No. 39-2, art. IV, § 5.) Thus, by virtue of the bylaws, the Court's appointment of Mr. Smith as interim CEO also installs him as interim chairman of the board.[1]

To alleviate the Court's worries about appointing Mr. Smith, APEG proposes that

> [t]he Court can expressly limit his authority as CEO and Chairman of the Board to take those actions necessary to call board meetings, to vote to reconstitute the Audit Committee with membership that complies with Nasdaq requirements and the Bylaws, and to approve the plans of correction to be submitted to Nasdaq.

(ECF No. 39 ¶ 9.) The Court appreciates the proposal, but appointing a CEO with highly circumscribed powers could easily lead to more confusion. Thus, Mr. Smith will be appointed as CEO with all the powers attendant of that office, save for certain exclusions specified below that will prevent Mr. Smith from mooting matters at issue in this lawsuit and the Texas lawsuit.

IV. CONCLUSION

For the reasons set forth above, the Court ORDERS as follows:

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[1] Per the Wyoming statute, the Court could empower Mr. Smith to act "in place of" the board of directors, rather than as part of it. Wyo. Stat. § 17-16-748(d)(i). Under the circumstances, the Court finds it prudent not to go this far, especially for a temporary appointment.

1. APEG's Emergency Renewed Motion for Temporary Restraining Order (ECF No. 39), construed by the Court as an Emergency Renewed Motion for Interim Preliminary Injunctive Relief, is GRANTED to the extent stated below, but otherwise DENIED;

2. Defendant David Veltri (including his agents, servants, employees, and attorneys, if any) is immediately PRELIMINARILY ENJOINED from acting as, or holding himself out to be, president and/or chief executive officer of Nominal Defendant U.S. Energy Corporation;

3. APEG shall post a $5,000 bond no later than **May 17, 2019**, but the foregoing injunction SHALL BE IN EFFECT even before APEG posts its bond and any failure by APEG to post a bond by that date will not automatically void the injunction, but shall subject it to an order to show cause;

4. Per Wyoming Statutes § 17-16-748, Mr. Ryan Smith, who currently serves as chief financial officer of Nominal Defendant U.S. Energy Corporation, is APPOINTED as **temporary** custodian of U.S. Energy Corporation with the charge to act as interim chief executive officer of U.S. Energy Corporation, and by virtue of that charge and the bylaws, as chairman of the board of directors;

5. No later than **today, May 16, 2019 at 1:00 p.m. MDT**, Defendant Veltri SHALL SURRENDER to Mr. Ryan Smith all keys, keycards, keyfobs, credentials, usernames, passwords, premises, and any other property (real, personal, or intellectual) which the chief executive officer of U.S. Energy Corporation is entitled to possess;

6. Mr. Ryan Smith's appointment as temporary custodian shall last only so long as

is required for the Court to determine whether a permanent custodian shall be appointed, and the evidentiary hearing currently set for May 24, 2019 shall serve as the "full hearing" required by Wyoming Statutes § 17-16-748(b)(ii);

7. As temporary custodian, Mr. Ryan Smith shall have all the powers normally attendant to the position of chief executive officer of U.S. Energy Corporation, but shall **NOT** have the power to:

   a. pursue the alleged $15 million transaction (whether at that price or otherwise) described at ECF No. 29 at 4–5; or

   b. take any action designed to subvert the lawsuit filed by U.S. Energy against APEG in the United States District Court for the Southern District of Texas;

8. As temporary custodian, Mr. Ryan Smith shall forthwith call a board of directors meeting for the purpose of constituting, by May 23, 2019, an audit committee that complies with NASDAQ requirements, and shall cause U.S. Energy to report as much to NASDAQ. Or, if for some reason a compliant audit committee cannot be timely constituted, Mr. Ryan Smith shall submit a plan for such reconstitution to NASDAQ by May 23, 2019.

Dated this 16th day of May, 2019 at 8:50 a.m.

BY THE COURT:

William J. Martinez
United States District Judge